Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in the statement on Form 1-A of Enviro.Farm Systems Inc of our report dated May 21, 2024, on our audit of the financial statements of Enviro.Farm Systems Inc as of December 31, 2023, and for the initial period from June 24, 2023, (date of inception) to December 31, 2023, and the reference to us under the caption “Experts.”

May 30, 2024